Exhibit 99.1

News Release
Transdel Pharmaceuticals Reports Second Quarter and Year-to-Date 2010 Results
LA JOLLA, CA — August 12, 2010 — Transdel Pharmaceuticals, Inc. (OTCBB: TDLP), a specialty pharmaceutical company focused on developing topically administered products using its proprietary transdermal delivery platform, today announced financial results for the three and six months ended June 30, 2010 and other activity during the second quarter.
Recent Achievement
•
In June 2010, Transdel and Jan Marini Skin Research, Inc. (“JMSR”) entered into a licensing agreement providing JMSR with the exclusive U.S. rights to Transdel’s transdermal delivery technology for use in an anti-cellulite cosmeceutical product for the dermatological market. Under the terms of the agreement, JMSR will pay Transdel a licensing royalty on the U.S. and worldwide sales of an anti-cellulite product using Trandel’s delivery technology. JMSR obtained an exclusive right to promote and sell a product in the U.S. dermatological market for approximately one year, after which time they have a non-exclusive right. Also, JMSR obtained a non-exclusive right to promote and sell the product in the ex-U.S. dermatological market.

Second Quarter and Year-to-Date 2010 Financial Results
As of June 30, 2010, the Company had cash and cash equivalents of approximately $1.0 million, compared to $1.0 million at March 31, 2010. In April 2010, the Company received proceeds from a $1.0 million senior convertible note financing.
Second Quarter Financial Results
Transdel reported a net loss of approximately $0.5 million, or $0.03 per share, for the quarter ended June 30, 2010, compared to a net loss of approximately $1.2 million, or $0.08 per share, for the same period last year.
Research and development expenses totaled approximately $0.1 million and $0.9 million for the second quarter 2010 and 2009, respectively. The decrease in research and development costs compared to 2009 was primarily due to expenses incurred for the Phase 3 clinical study of Ketotransdel® that was in progress during the second quarter 2009.
General and administrative expenses were consistent between the second quarter of 2010 and 2009 totaling approximately $0.4 million and $0.3 million, respectively.
Year-to-Date Financial Results
Transdel reported a net loss of approximately $1.4 million, or $0.09 per share, for the six months ended June 30, 2010, compared to a net loss of approximately $2.8 million, or $0.18 per share, for the same period last year.
Research and development expenses totaled approximately $0.2 million and $2.0 million for the six months ended June 30, 2010 and 2009, respectively. The decrease in research and development costs compared to 2009 was primarily due to expenses incurred for the Phase 3 clinical study of Ketotransdel® that was in progress during the first six months of 2009.

General and administrative expenses totaled approximately $1.2 million and $0.8 million for the six months ended June 30, 2010 and 2009, respectively. The increase is primarily due to a one-time charge of approximately $0.4 million for expenses relating to the separation agreement between the Company and our former chief executive officer who resigned in February 2010.
About Transdel Pharmaceuticals, Inc.
Transdel Pharmaceuticals, Inc. (OTCBB: TDLP) is a specialty pharmaceutical company developing non-invasive, topically delivered products. The Company’s innovative-patented Transdel™ cream formulation technology is designed to facilitate the effective penetration of a variety of products through the tough skin barrier. Ketotransdel®, the Company’s lead pain product, has successfully completed a Phase 3 clinical trial and utilizes the Transdel technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug through the skin directly into the underlying tissues where the drug exerts its well-known anti-inflammatory and analgesic effects. The Company intends to leverage its Transdel™ platform technology to expand and create a portfolio of topical products for a variety of indications. The Company is actively pursuing partnerships with companies to expand its product portfolio for pharmaceutical and cosmetic/cosmeceutical products. For more information, please visit http://www.transdelpharma.com.
Safe Harbor Statement
The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the Company’s interpretation of the results of its Phase 3 clinical trial for Ketotransdel®; the Company’s ability to obtain regulatory approval to market Ketotransdel; and the Company’s ability to continue as a going concern and complete additional development activities for products utilizing its proprietary transdermal delivery platform. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the outcome of the final analyses of the data from the Phase 3 clinical trial may vary from the Company’s initial conclusions; the FDA may not agree with the Company’s interpretation of such results or may challenge the adequacy of the Company’s clinical trial design or the execution of the clinical trial; the FDA may continue to require the Company to complete additional clinical trials for Ketotransdel® before the Company can submit a 505(b)(2) NDA application; the results of any future clinical trials may not be favorable and the Company may never receive regulatory approval for Ketotransdel®; and the Company’s current need to raise additional funding to complete its product development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Contact:
John Lomoro, Chief Financial Officer and Acting Chief Executive Officer
Transdel Pharmaceuticals, Inc.
858-457-5300
johnl@transdelpharma.com